Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500
IBC Tops 6,000 Hotels, Expands Credit Card Financing
FOR FURTHER INFORMATION:
Marc Berg, Executive Vice President
602-944-1500
email: mberg@innsuites.com

Phoenix, AZ, July 30, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnDependent Boutique Collection (“IBC Hotels” or “IBC”), a division of InnSuites® Hospitality Trust (IHT), now serves over 6,000 independent properties in 51 countries with over 565,000 rooms and suites by providing a supplemental global sales and reservations organization, InnDependent InnCentives® loyalty program and state-of-the art online and mobile technology that enable guests to book unique, boutique and independent hotels coupled with area activities and services in one seamless experience. IBC Hotels is a hotbed-growing network of like-minded independent hotels working together and referring business to each other. IBC allows hoteliers to flex their power in numbers, a first for many independent hotels. IBC Hotels will launch additional hotels and services the week of August 11th.

IBC Hotels nights-based InnDependent InnCentives hotel loyalty program is pleased to reach its one-year anniversary. IBC InnDependent InnCentives® loyalty program allows independent hotels’ guests to automatically earn and use their free night anytime at IBC’s worldwide hotels without restrictions after booking 12 nights at any IBC Hotel on www.ibchotels.com web/mobile or IBC Hotels app.    InnDependent InnCentives was the world’s first nights-based loyalty program for midscale global independent hotels, an exciting opportunity for IHT.  Separately, IBC Hotels is pleased to expand its global footprint in Asia by adding its 38th hotel in Thailand bringing IBC's total hotel count to 6,044.

On July 24, 2014, InnSuites Hospitality Trust (NYSE MKT:IHT) through one its subsidiaries, entered into a short-term $426,000 credit card advance financing business loan with American Express Bank, FSB. The funds will be used for working capital and to expand IBC.

IBC Hotels was founded by Independent Hoteliers and knows what it means to run a hotel independently and the challenges it bears. "Solutions for Independent Hoteliers by Independent Hoteliers"™. For more information, please visit: www.ibchotels.com or call 1 (602) 944-1500.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov